Exhibit 99.1

FOR IMMEDIATE RELEASE

SulphCo Announces Preliminary Approval of a Proposed Settlement of Derivative Claim; Receives NYSE Amex Notification of Continued Listing Standard Deficiency; Will Submit Plan for Continued NYSE Amex Listing

Houston, TX. July 7, 2010 (GLOBE NEWSWIRE) — SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF) announced today, that on June 30, 2010, the 127th Judicial District Court of Harris County, Texas preliminarily approved a proposed settlement regarding the derivative claim against certain current and former officers and directors of the Company  (The case is styled Thomas Hendrickson, Derivatively on Behalf of SulphCo, Inc. v. Rudolf W. Gunnerman, et al, Cause No. 2008-66743).  Upon approval by the District Court, the proposed settlement would, among other actions, result in the dismissal of the claims asserted in the derivative claim with prejudice.  The terms of the proposed settlement would not have a material impact on the financial condition of the Company.  A copy of the proposed settlement will be posted to the Company’s website at www.sulphco.com ..

The Company also announced today, that on June 30, 2010, the Company received notice from the staff of the NYSE Amex LLC (the “Exchange”) that, based on the Exchange’s review of publicly available information, the Company does not meet certain of the Exchange’s continued listing standards as detailed in the Exchange’s Company Guide. Specifically, the Exchange noted the Company does not meet a minimum stockholders’ equity requirement for continued listing and it has experienced losses from continuing operations and net losses in its five most recent fiscal years.

The Company is entitled to submit a plan of compliance to the Exchange by July 30, 2010 detailing the actions the Company intends to undertake to regain compliance with the continued listing standards by December 30, 2011. Upon acceptance of the plan by the Exchange, the Company’s common equity will continue to be listed by the Exchange through the plan implementation period, subject to periodic review of its progress to regain compliance with ongoing listing standards.  While the Company intends to comply with the requests of the Exchange and work diligently to regain compliance with continued listing standards, there are no assurances that the Exchange will accept the plan or that the Company will be able to regain compliance during the allowed time.

“Although the notice from the Exchange regarding continued listing qualifications presents challenges, we believe SulphCo has made substantial progress in recent weeks to begin the process of building stockholders’ equity and creating a vibrant company based on a much-needed emerging technology to address the issue of reducing sulfur content in hydrocarbon-based products,” said Dr. Larry D. Ryan, SulphCo’s Chief Executive Officer.  “We intend to work very closely with the Exchange to develop a realistic, comprehensive plan to return to compliance with the Exchange’s continued listing standards. We have already begun the process of developing our compliance plan and have engaged the Exchange in discussions regarding the process. A key component of our plan will be the commercialization of our Sonocracking™ sulfur reduction process which, as recently announced, is beginning commercial testing in the coming weeks. We believe our plan will provide adequate opportunities to rebuild stockholders’ equity to continue our listing on the Exchange.”

“We are also pleased with the apparent settlement of the derivative action against former officers and directors of SulphCo,” added Ryan. “This action represents the last in a number of matters the Company has been working to resolve since January 2007 and we are pleased to complete the task. Moreover, the apparent lack of impact on the Company’s ongoing financial position is encouraging.”

About  SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of crude oil products and crude oil. The overall process is designed to "upgrade" the quality of crude oil and crude oil products by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors & Media
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100